                                                     Exhibit 12

SCANA CORPORATION
CALCULATIONS OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1996
(Thousands of Dollars)




  Net earnings(1)                                               $408,299

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $36,336
    Other indebtedness(1)                          $57,137
        Total annualized interest charges                       $ 93,473

            Bond ratio                                              4.37


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).





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

SCANA CORPORATION
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1996
(Thousands of Dollars)



  Net earnings(1)                                               $551,360


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $57,137
    Other indebtedness(1)                          $36,336
        Total annualized interest charges                       $ 93,473


            New Bond Ratio                                          5.90



(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).

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


SCANA CORPORATION
CALCULATIONS OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1996
(Thousands of Dollars)


  Net Earnings (1)                                              $294,998

  Divide by annualized interest charges on:
    Bonds authenticated under SCE&G's
      mortgage bond indentures                     $93,473
    Other indebtedness (1)                         $ 6,416
    Preferred Dividend Requirements                $ 5,372
        Total annualized interest charges                       $105,261

            Preferred stock ratio                                   2.80




(1)  As defined under SCE&G's Restated Articles of Incorporation.



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



                                                               SCANA CORPORATION
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  For Each of the Five Years Ended December 31, 1996
                                               (Thousands of Dollars)



                                                                    Years Ended December 31,

                                                     1996        1995        1994        1993        1992
Fixed Charges as defined:
  Interest on long-term debt..................     $112,313    $113,882    $106,573    $ 96,916    $ 92,178
  Amortization of debt premium, discount and
   expense (net)..............................        2,641       2,486       2,231       1,779         874
  Other interest expense......................       13,283      17,102       6,749       8,672       8,819
  Interest component of rentals...............        2,277       2,771       2,717       2,853         929

      Total Fixed Charges (A).................     $130,514    $136,241    $118,270    $110,220    $102,800

Earnings, as defined:
  Income......................................     $220,719    $174,026    $121,407    $171,457    $124,140
  Income taxes................................      119,059      99,116      62,488      90,714      60,291
  Total fixed charges above...................      130,514     136,241     118,270     110,220     102,800

      Total Earnings (B)......................     $470,292    $409,383    $302,165    $372,391    $287,231

Ratio of Earnings to fixed charges (B/A)......         3.60        3.00        2.55        3.38        2.79




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